OAK INDUSTRIES INC.

                EXHIBIT 11 COMPUTATION OF NET INCOME (LOSS) PER SHARE
                   (Dollars in thousands, except per share data)

                                                                   1996          1995            1994
                                                                  ------        ------          ------
   EARNINGS:
   Income (loss) from continuing operations................   $    31,976    $   (52,983)     $    41,041
   Income from discontinued opeations, net of tax..........         1,442          2,469            1,405
   Gain on sale of discontinued operations, net of tax.....         9,367             --               --
                                                              -----------    -----------      -----------
   Net income (loss) before extraordinary charge...........        42,785        (50,514)          42,446
   Extraordinary charge for early extinguishment of debt...          (949)        (1,610)              --
                                                              -----------    -----------      -----------
   Net income (loss).......................................   $    41,836    $   (52,124)     $    42,446
                                                              ===========    ===========      ===========


   SHARES:
   Weighted average number of common shares outstanding....    18,042,561     17,520,228       17,281,718
   Additional dilutive effect of outstanding options (as
      determined by the application of the treasury stock
      method)..............................................       786,905        902,786          963,652
   Windfall tax benefit on non-qualified options...........      (145,185)            --               --
   Additional dilutive effect of outstanding warrants (as
      determined by the application of the treasury
      stock method)........................................            --             --          138,972
                                                              -----------    -----------      -----------
   Weighted average number of common shares outstanding
      as adjusted..........................................    18,684,281     18,423,014       18,384,342
                                                              ===========    ===========      ===========

   EARNINGS PER COMMON SHARE:
   Income (loss) per common share:
     Continuing operations................................    $       1.71   $     (2.87)     $      2.23
     Discontinued operations..............................             .08           .13              .08
     Gain on sale of discontinued operation...............             .50            --               --
                                                              ------------   -----------      -----------
     Net income (loss) before extraordinary charge........            2.29         (2.74)            2.31
     Extraordinary charge.................................            (.05)         (.09)              --
                                                              ------------   -----------      -----------
   Net income (loss)......................................    $       2.24   $     (2.83)     $      2.31
                                                              ============   ===========      ===========
